Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter and Fiscal 2011 Financial Results

Saint Paul, Minn., February 29, 2012-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its fiscal year and fourth quarter ended December 31, 2011. The results include the previously announced restructuring charge and an adjustment for the CitySync earn-out and, for the year, they also include the non-cash goodwill impairment charge incurred in the third quarter.

Revenue for the year ended December 31, 2011 was $30.5 million compared to $31.7 million for 2010, while revenue for the fourth quarter of 2011 was $8.9 million compared to $10.6 million for the same period a year ago. Revenue from royalties was $13.0 million for 2011 compared to $12.5 million in 2010 and $4.0 million in the fourth quarter of 2011 compared to $3.3 million in the same period of 2010. Product sales were $17.5 million for 2011 compared to $19.2 million in 2010 and were $4.9 million in the fourth quarter of 2011 compared to $7.3 million in the same period in 2010. World-wide, RTMS and CitySync product sales for the year ended December 31, 2011 were $7.4 million and $5.7 million, respectively, and for the fourth quarter of 2011 were $1.6 million and $1.0 million, respectively.

Net loss for the 2011 year was $(10.0) million or $(2.07) per share compared to net income of $3.0 million or $0.64 per diluted share for the same period in 2010. Net loss for the 2011 fourth quarter was $(689,000) or $(0.14) per diluted share compared to net income of $1.1 million or $0.23 per diluted share for the same period in 2010. On a non-GAAP basis, excluding the goodwill impairment, restructuring, earn-out adjustment and intangible asset amortization, all net of tax, net income for 2011 was $361,000 or $0.07 per diluted share and net loss for the fourth quarter was $(169,000) or $(0.03) per diluted share.

The previously announced restructuring relates to business model changes, most of which impact the RTMS segment in North America. In the fourth quarter of 2011, we recognized $735,000 in total restructuring expense. Also, in the fourth quarter, we took into income the remaining liability of $618,000 for the CitySync earnout as the results for CitySync did not achieve the level required for the sellers to receive additional consideration. Income taxes were negatively impacted by changes in estimates for research and development credits and future state income tax rates.

Ken Aubrey, CEO, said, “Our results for the fourth quarter were mixed and remain reflective of an uncertain economic environment, especially in Europe, coupled with the restructuring and right-sizing activities which we had underway internally. On the one hand, we were encouraged that revenues were strong for royalties and in our Eastern European business, although in the latter a large project sale produced a gross margin percentage that was well below our historic levels as the sale came with significant third party content. In contrast, we fell short of expectations in our CitySync product line and across Autoscope and RTMS in Asia. Associated with the short-fall, product gross margins were depressed due mostly to the lower volume and, to a lesser degree, unfavorable product mix. Research and development expense for the quarter was higher as we made an accelerated final push to be able to successfully accomplish the introduction of our game-changing hybrid product, Autoscope®Duo™, in the first quarter of 2012.

“As we announced in December, we are reducing expenses to achieve substantially improved profit levels for 2012 in spite of an uncertain future revenue outlook, while preserving operational flexibility. Excluding restructuring, we expect that transitioning RTMS North American distribution to Econolite will be accretive to earnings in 2012 and that it will also have positive free cash flow implications over the year through lower receivables and inventory balances. Although the year was difficult, we leave 2011 with the Duo commercialized and subsequently introduced, and an outlook to conclude 2012 with improved profitability and higher cash and investment balances. Duo gives us an entrée to significantly expand our accessible market by driving a step-function change acceleration in the conversion from legacy loop detection to above ground detection. We conservatively estimate the annual loop market in North America to be still at least double that of above ground detection.

“Our first quarter is typically seasonal due to winter weather conditions in our main markets. We are working diligently to transition RTMS North American manufacturing and distribution to Econolite and this is likely to continue well into 2012. As we noted previously, this will result in additional restructuring charges in 2012 anticipated to be in the range of $100,000 to $150,000,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 filed in March 2011.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue
Royalties	$3,994	$3,297	$13,046	$12,519
Product sales	4,858	7,276	17,475	19,162
	8,852	10,573	30,521	31,681
Cost of revenue (exclusive of amortization below)
Product sales	3,171	3,202	8,769	7,799
Restructuring	448	—	448	—
	3,619	3,202	9,217	7,799
Gross profit	5,233	7,371	21,304	23,882

Operating expenses
Selling, marketing and product support	2,735	3,219	10,609	9,807
General and administrative	1,566	1,089	6,315	4,372
Research and development	1,305	1,030	4,424	3,630
Acquisition related expenses (income)	(618)	290	(618)	817
Goodwill impairment	—	—	11,685	—
Restructuring	287	—	287	—
Amortization of intangible assets	407	399	1,650	1,218
	5,682	6,027	34,352	19,844
Income (loss) from operations	(449)	1,344	(13,048)	4,038
Other income (expense), net	2	23	9	(123)
Income (loss) before income taxes	(447)	1,367	(13,039)	3,915
Income tax expense (benefit)	242	258	(3,022)	910
Net income (loss)	$(689)	$1,109	$(10,017)	$3,005

Basic net income (loss) per share	$(0.14)	$0.23	$(2.07)	$0.66
Diluted net income (loss) per share	$(0.14)	$0.23	$(2.07)	$0.64
Weighted shares – basic	4,847	4,808	4,834	4,555
Weighted shares – diluted	4,847	4,918	4,834	4,667

Reconciliation of GAAP to non-GAAP basis
Non-GAAP income before income taxes (1)	77	2,056	413	5,950
Non-GAAP income tax expense (2)	246	394	52	1,324
Non-GAAP net income (loss)	$(169)	$1,662	$361	$4,626

Non-GAAP basic net income (loss) per share	$(0.03)	$0.35	$0.07	$1.02
Non-GAAP diluted net income (loss) per share	$(0.03)	$0.34	$0.07	$0.99

Notes to non-GAAP adjustments
(1)	Amortization of intangible assets, goodwill impairment, restructuring and acquisition related expenses for the applicable period as shown above are removed
(2)	Income tax expense is increased by the impact of (1) as tax effected at ISS’ marginal tax rate of 34% for 2010 and using estimated rates by jurisdiction for 2011

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$5,224	$8,021
Investments	2,093	3,954
Receivables, net	10,148	10,137
Inventories	6,142	4,649
Prepaid expenses and deferred taxes	2,073	2,247
	25,680	29,008
Property and equipment, net	1,435	1,122
Deferred taxes	3,131	—
Goodwill and intangible assets, net	11,008	24,226
	$41,254	$54,356
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,545	$4,925
Earn-outs payable	—	2,928
Income taxes payable	67	17
	4,612	7,870
Income taxes payable and deferred taxes	316	465
Shareholders’ equity	36,326	46,021
	$41,254	$54,356

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2011	2010
Operating activities
Net income (loss)	$(10,017)	$3,005
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
Goodwill impairment	11,685	—
Earn-out income	(618)
Depreciation and amortization	2,197	1,717
Stock option expense	412	342
Changes in operating assets and liabilities	(4,970)	(5,031)
Net cash provided by (used in) operating activities	(1,311)	33

Investing activities
Purchase of CitySync	—	(7,871)
Purchases of property and equipment, net of disposals	(859)	(380)
Repayment of CitySync seller loans	—	(445)
Payments of earn-outs	(2,361)	(1,541)
Sales (purchases) of investments	1,861	(19)
Net cash used in investing activities	(1,359)	(10,256)

Financing activities
Repayment of bank debt, net	—	(4,556)
Net proceeds from common stock offering	—	8,818
Proceeds from exercise of stock options	105	121
Net cash provided by financing activities	105	4,383

Effect of exchange rate changes on cash	(232)	(223)

Decrease in cash and cash equivalents	(2,797)	(6,063)
Cash and cash equivalents, beginning of period	8,021	14,084
Cash and cash equivalents, end of period	$5,224	$8,021

###